Exhibit 10.3

PURCHASE AND EXCHANGE AGREEMENT

The undersigned beneficial owners of the Old Notes (as defined herein) (collectively, the “Holders” and each, a “Holder”), severally and not jointly, enter into this Purchase and Exchange Agreement (the “Agreement”) with ModivCare Inc., a Delaware corporation (the “Company”), on January 9, 2025, whereby each Holder, severally and not jointly, will, subject to the terms and conditions hereof, (i) purchase (the “Purchase”) from the Company the aggregate principal amount of newly issued 5.000% / 10.000% Second Lien Senior Secured PIK Toggle Notes due 2029 (the “Second Lien Notes”) specified on Exhibit A hereto, and (ii) exchange (the “Exchange” and together with the Purchase and the Expense Reimbursement (as defined herein), the “Transactions”) for each $1,000 principal amount of the Company’s existing 5.000% Senior Notes due 2029 (the “Old Notes”) specified on Exhibit B hereto, issued pursuant to that certain Indenture, dated as of August 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Old Notes Indenture”), between the Company (as successor to ModivCare Escrow Issuer, Inc.), the guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Old Notes Trustee”), $1,000 principal amount of the Company’s Second Lien Notes, as set forth below (the “Exchange Consideration”).

The Second Lien Notes will be issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the provisions of an Indenture (the “Second Lien Notes Indenture”) to be entered into among the Company, the guarantors party thereto (the “Guarantors”), a trustee (the “Second Lien Notes Trustee”) and a note collateral agent (the “Second Lien Notes Collateral Agent”). The Second Lien Notes Indenture will have the terms established pursuant to that certain Exchange Agreement, dated as of January 8, 2025 (the “Lender Exchange Agreement”), between the Company and certain holders of the Old Notes. Pursuant to the Second Lien Notes Indenture, the Second Lien Notes will be unconditionally guaranteed on a senior secured second lien priority basis by the guarantors party to the Second Lien Notes Indenture and will be secured on a second lien priority basis by the collateral that secures the Company’s obligations under that certain Credit Agreement, dated as of February 3, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, including by that certain Amendment No. 5, dated as of the date hereof (“Amendment No. 5”), the “Credit Agreement”), by and among the Company, the guarantors named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (such collateral, the “Collateral”), subject to certain permitted liens.

The issuance of the Second Lien Notes to the Holders in the Transactions will be subject to the receipt of required stockholder approval for the Transactions.

On and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Article I: Purchase and Exchange

Section 1.1         Purchase of New Second Lien Notes. The Company hereby agrees to issue and sell to each Holder, and each Holder, severally and not jointly, hereby agrees to purchase from the Company, the aggregate principal amount of Second Lien Notes set forth in Exhibit A hereto at the purchase price (the “Purchase Price”) set forth in Exhibit A hereto, in each case at the Closing (as defined herein); provided, that the Company and each Holder will mutually agree on a purchase price adjustment to account for the amount of accrued and unpaid interest that will have accrued on each note prior to the Closing (as defined below).

Section 1.2         Exchange of Old Notes for Second Lien Notes. Each Holder, severally and not jointly, hereby agrees to exchange and deliver to the Company the aggregate principal amount of Old Notes set forth in Exhibit B hereto, and in exchange therefor the Company hereby agrees to issue to each Holder the Exchange Consideration set forth in Exhibit B hereto, in each case at the Closing.

Section 1.3         Closing Date.

(i)

Subject to the satisfaction or waiver of the closing conditions set forth in Article IV hereto, the closing of the Transactions (the “Closing”) shall occur on such date as shall be mutually agreed but no later than the third Business Day after the closing conditions set forth in Article IV hereto are satisfied (except for those that can only be satisfied at the Closing), in writing (e-mail between legal counsel to the Company and legal counsel to the Holders being sufficient), between the Company and the Holders (the date the Closing occurs, the “Closing Date”).

As used in this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

(ii)	All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the respective Closing Date.

Section 1.4         Closing Procedures.

(i)

At the Closing, (A) the Company, the guarantors party thereto, the Second Lien Notes Trustee and the Second Lien Notes Collateral Agent shall enter into a supplemental indenture to the Second Lien Notes Indenture in a form to be mutually agreed between the Company and the Holders (the “Second Lien Notes Supplemental Indenture”) permitting the issuance of the Second Lien Notes to be issued as part of the Transactions as additional notes under the Second Lien Notes Indenture and (B) the Company shall deliver to the Second Lien Notes Trustee one or more global notes representing the applicable aggregate principal amount of Second Lien Notes to be issued to the applicable Holders at the Closing.

(ii)

With respect to the Purchase, at the Closing, the Company shall issue and electronically deliver, or cause to be electronically delivered, to the respective account of each Holder via one-sided Deposit/Withdrawal at Custodian (“DWAC”) through the book-entry facilities of The Depository Trust Company (“DTC”), the aggregate principal amount of Second Lien Notes set forth opposite the name of such Holder in Exhibit A hereto, free and clear of any any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”), against payment by such Holder of the applicable Purchase Price by wire transfer of immediately available funds to such account specified by the Company to such Holder prior to the Closing Date.

(iii)

With respect to the Exchange, at the Closing, (A) each Holder shall deliver, or cause to be delivered, to the Old Notes Trustee for the benefit of the Company all right, title and interest in and to the aggregate principal amount of its Old Notes to be exchanged at the Closing, free and clear of any Liens, together with any documents of conveyance or transfer that the Company or the Old Notes Trustee may deem necessary or desirable to transfer to the Company all right, title and interest in and to the Old Notes, free and clear of any Liens, and (B) upon the Company’s receipt of the aggregate principal amount of Old Notes of a Holder specified on Exhibit B hereto in accordance with sub-clause (A) of this Section 1.4(iii), the Company shall cause the Second Lien Notes Trustee to deliver to such Holder the aggregate principal amount of Second Lien Notes specified on Exhibit B hereto.

(iv)

The delivery (A) by Holders of Old Notes to the Old Notes Trustee and (B) by the Second Lien Notes Trustee of Second Lien Notes to Holders shall be effected via DWAC. Each Holder shall ensure that its DTC participant initiates a one-sided DWAC withdrawal for the principal amount of the Old Notes to be exchanged and a one-sided DWAC deposit for the principal amount of Second Lien Notes that are to be received no later than 10:00 a.m. New York City Time on the Closing Date. For the avoidance of doubt, in connection with the Exchange, the Company shall be obligated to cause the Second Lien Notes Trustee to deliver Second Lien Notes to a Holder only after both (1) the Old Notes are delivered by the Holder to the Old Notes Trustee via DWAC withdrawal and (2) the Second Lien Notes Trustee has received a DWAC deposit for the Second Lien Notes that are to be received by the Holder.

(v)	The Old Notes delivered to the Old Notes Trustee by each Holder at the Closing shall be cancelled pursuant to the procedures set forth in the Old Notes Indenture.

(vi)	Interest will accrue on the Second Lien Notes from the preceding “interest payment date” under the Old Notes Indenture and no interest will be due in connection with the Exchange.

Article II: Covenants, Representations and Warranties of the Holders

Each Holder, severally and not jointly, hereby covenants as follows, and makes the following representations and warranties as to itself, each of which is and shall be true and correct on the date hereof and at the Closing, and all such covenants, representations and warranties shall survive the Closing.

Section 2.1         Power and Authorization. Each Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each Holder has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. Each of Exhibit A and Exhibit B hereto is, as applicable, a true, correct and complete list of (i) the name of each Holder, (ii) the principal amount of such Holder’s Old Notes, provided, in the case of Blackwell Partners LLC – Series A (“Blackwell”), only those Old Notes held by Blackwell and subject to the Investment Management Agreement with Coliseum Capital Management, LLC (the “IMA”) are listed thereon, (iii) the principal amount of such Holder’s Old Notes subject to the Exchange, (iv) the principal amount of Second Lien Notes to be issued to such Holder in the Purchase, (v) the principal amount of Second Lien Notes to be issued to such Holder in respect of its Old Notes in the Exchange and (vi) such Holder’s DTC participant information. No consent, approval, order or authorization of, or registration or qualification with, any court or arbitrator or governmental or regulatory authority is required on the part of any Holder in connection with the execution, delivery and performance by such Holder of this Agreement and the consummation of the Transactions.

Section 2.2         Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by each Holder and constitutes a valid and legally binding obligation of each Holder, enforceable against each Holder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and the consummation of the Transactions will not violate, conflict with or result in a breach of or default under (A) any Holder’s organizational documents, (B) any agreement or instrument to which any Holder is a party or by which any Holder or any of their respective assets are bound, or (C) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to any Holder, except in the case of clauses (B) and (C), where such violations, conflicts, breaches or defaults would not affect any Holder’s ability to consummate the transactions contemplated hereby in any material respect.

Section 2.3         Title to the Old Notes. Each Holder is the sole legal and beneficial owner of the Old Notes set forth opposite its name on Exhibit B hereto. Each Holder has good, valid and marketable title to its Old Notes, free and clear of any Liens. Other than pledges or security interests that such Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker and any restrictions on transfer arising by operation of applicable securities laws, no Holder has, in whole or in part, (i) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its rights, title or interest in or to its Old Notes or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Old Notes. Upon each Holder’s delivery of its Old Notes to the Company pursuant to the Exchange, the Company will acquire good, marketable and unencumbered title to such Old Notes, free and clear of all Liens.

Section 2.4         Qualified Institutional Buyer. Each Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act and is acquiring the Second Lien Notes hereunder for investment for its own respective account and not with a view to, or for resale in connection with, any distribution thereof in a manner that would violate the registration requirements of the Securities Act.

Section 2.5         Adequate Information; No Reliance. Each Holder acknowledges and agrees that (i) such Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Transactions, (ii) such Holder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Transactions, (iii) such Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transactions and to make an informed investment decision with respect to the Transactions, (iv) such Holder has evaluated the tax and other consequences of the Transactions and ownership of the Second Lien Notes with its tax, accounting or legal advisors, and (v) such Holder is not relying and has not relied upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives except for the representations and warranties made by the Company in this Agreement. Each Holder is a sophisticated participant in the Transactions; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Second Lien Notes; is capable of protecting its own interests in connection with its prospective investment in the Second Lien Notes; has the ability to bear the economic risks of its prospective investment in the Second Lien Notes and can afford the complete loss of such investment; and acknowledges that an investment in the Second Lien Notes involves a high degree of risk.

Section 2.6         No Public Market. Each Holder acknowledges and agrees that no public market exists for the Second Lien Notes and that there is no assurance that a public market will ever develop for the Second Lien Notes.

Section 2.7         No Governmental Review. Each Holder understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Second Lien Notes or the fairness or suitability of the investment in the Second Lien Notes nor have such authorities passed upon or endorsed the merits of the offering of the Second Lien Notes.

Section 2.8         Privately Negotiated Transactions. Each Holder acknowledges that the terms of this Agreement have been negotiated between such Holder and the Company on an arms’ length basis. Each Holder was given a meaningful opportunity to negotiate the terms of this Agreement on behalf of itself. Each Holder acknowledges that it did not became aware of the Transactions through any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

Section 2.9         Securities Law Matters. Each Holder acknowledges that: (i) the offer and sale of the Second Lien Notes and the related guarantees has not been registered under the Securities Act, or under any state securities laws; and (ii) the offer and sale of the Second Lien Notes is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) under the Securities Act and under state securities laws for transactions not involving a public offering, which depends in each case upon, among other things, the accuracy of certain of each Holder’s representations as expressed herein. No Holder presently has any agreement or understanding, directly or indirectly, with any Person to distribute any of the Second Lien Notes and the related guarantees. As used in this Section 2.9, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

Section 2.10         Taxpayer Information. Each Holder agrees that it shall deliver to the Company a complete and accurate IRS Form W-9 or IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate.

Section 2.11         Lock-up Period. During the period (the “Lock-Up Period”) commencing on the date of this Agreement and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement terminates, each Holder hereby undertakes to the Company that it will not at any time during the Lock-Up Period, sell, pledge, encumber or otherwise transfer or dispose of any Old Notes outstanding on the date of this Agreement or acquired thereafter unless the applicable purchaser or transferee of the Old Notes agrees to be bound by the terms and conditions set forth in this Agreement by execution of a joinder agreement in form and substance reasonably satisfactory to the Company provided, in the case of Blackwell, this provision shall only apply to Old Notes held by Blackwell and subject to the IMA.

Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing to the Holders, and all such covenants, representations and warranties shall survive the Closing.

Section 3.1         Power and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement, the Second Lien Notes Indenture, the Second Lien Notes Supplemental Indenture and the Second Lien Notes, to perform its obligations hereunder and thereunder, and to consummate the Transactions. No material consent, approval, order or authorization of, or material registration or qualification with, any governmental entity is required on the part of the Company in connection with the execution, delivery and performance by it of this Agreement and the consummation by the Company of the transactions contemplated hereby, other than as may be required under the securities or blue sky laws of the various jurisdictions in which the Second Lien Notes and the related guarantees are being issued and the Stockholder Approval.

Section 3.2         Valid and Enforceable Agreements; No Violations. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. At the Closing, the Second Lien Notes Indenture will have been duly executed and delivered by the Company and will govern the terms of the Second Lien Notes, and the Second Lien Notes Indenture will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. At the Closing, the Second Lien Notes Supplemental Indenture will have been duly executed and delivered by the Company and will govern the terms of the Second Lien Notes issued thereunder, and the Second Lien Notes Supplemental Indenture will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement, the Second Lien Notes Indenture, the Second Lien Notes Supplemental Indenture and the consummation of the Transactions will not violate, conflict with or result in a breach of or default under (i) the organizational documents of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company, except in the case of clauses (ii) or (iii), where such violations, conflicts, breaches or defaults would not affect the Company’s business or its ability to consummate the transactions contemplated hereby in any material respect.

Section 3.3         Validity of the Second Lien Notes and Related Guarantees. Subject to the receipt of the Stockholder Approval, the Second Lien Notes and the guarantees thereof have been duly authorized by the Company and the guarantors contemplated to be party thereto, as applicable, and, when executed and authenticated in accordance with the provisions of the Second Lien Notes Indenture, deposited on behalf of the Holders with the Second Lien Notes Trustee and registered in the name of DTC or the nominee of DTC for the account of each Holder pursuant to the provisions of the Second Lien Notes Indenture against payment of the Purchase Price or delivery of the Old Notes, as applicable, in accordance with the terms of this Agreement, the Second Lien Notes and the guarantees thereof will be valid and legally binding obligations of the Company and such guarantors, as applicable, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions, and the Second Lien Notes and the guarantees thereof will not be subject to any preemptive, participation, rights of first refusal or other similar rights. Assuming the accuracy of the Holder’s representations and warranties hereunder, the Second Lien Notes and the guarantees thereof that will be issued in the Transactions are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

Section 3.4         No Litigation. There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company that would reasonably be expected to impede the consummation of the transactions contemplated hereby.

Section 3.5         Second Lien Notes Indenture.

(i)

The Second Lien Notes Indenture (A) shall be substantially similar in all material respects to the Old Notes Indenture, as in effect on the date hereof, except that (i) all covenants contained therein (other than covenants which are customarily different for an indenture governing high yield securities like the Second Lien Notes) shall be amended to be substantially consistent with the terms of the Credit Agreement (as defined herein), subject to certain cushions to be agreed in accordance with the Lender Exchange Agreement, with the obligations thereunder being guaranteed by the same entities that guarantee the obligations under the Credit Agreement and the obligations under such Second Lien Notes Indenture being secured by the same collateral securing the Credit Agreement, (ii) the debt covenant contained therein shall permit the Company to issue up to $50.165 million in aggregate principal amount of Second Lien Notes in the form of additional notes to be issued to the Holders in accordance with this Agreement, and (iii) interest shall be, at the option of the Company, 5.000% if paid in cash and 10.000% if paid-in-kind (provided, that if the Company and its subsidiaries have liquidity of more than an amount to be agreed between the Company and the Required Backstop Parties (as defined in the Lender Exchange Agreement) and set forth in the Second Lien Notes Indenture, interest shall be required to be paid in cash) and (B) shall not include any provision that materially and adversely and disproportionately affects either Holder in a manner different than all other holders of the Second Lien Notes without the written consent of the Holders.

(ii)

The Company shall provide the Holders with drafts of the Second Lien Notes Indenture a reasonable period of time in advance of the execution of the Second Lien Notes Indenture and shall consider in good faith any reasonable comments to the Second Lien Notes Indenture received from the Holders or their legal counsel.

Section 3.6         Security Interest in Collateral. The Second Lien Notes Indenture and related collateral documents entered into in connection therewith (the “Collateral Documents”), upon execution and delivery thereof by the parties thereto, will create in favor of the Second Lien Notes Collateral Agent, for the benefit of the holders of the Second Lien Notes, a valid and enforceable security interest in the Collateral covered thereby and, upon the filing of UCC financing statements, the liens under the Collateral Documents on such Collateral will, to the extent perfection can be obtained by filing UCC financing statements, constitute a fully perfected security interest in all right, title and interest of the Company and the guarantors thereunder in such Collateral, prior and superior in right to any other Person, except for liens securing the Credit Agreement or other liens permitted by the Second Lien Notes Indenture.

Section 3.7         Stockholder Meeting. As soon as reasonably practicable after the date hereof subject to applicable law and the Company’s organizational documents, the Company shall hold a meeting of its stockholders for the approval of the Transactions in accordance with Section 203 of the Delaware General Corporation Law (such approval, the “Stockholder Approval”). The required vote for the Stockholder Approval is the affirmative vote of holders of 66 2/3 of the outstanding shares of common stock of the Company held by stockholders other than Coliseum Capital Partners, L.P. and its affiliates and associates. In connection with such meeting, the Company shall use its reasonable best efforts to solicit the approval of its stockholders of the Transactions. The board of directors (the “Board”) of the Company has determined, or will determine, that the Transactions are in the best interests of the Company and its stockholders and has resolved, or will resolve, to recommend (such recommendation, the “Board Recommendation”) that the Company’s stockholders vote in favor of the proposal to approve the Transactions. Notwithstanding the foregoing, the Board may withhold, withdraw, amend, qualify or modify, or propose publicly to withhold, withdraw, amend, qualify or modify the Board Recommendation at any time prior to obtaining the Stockholder Approval, if the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Article IV: Conditions Precedent to the Closing

Section 4.1         General. The obligation of the Company and each Holder to consummate the Transactions is subject to the fulfillment of the following conditions (any or all of which, other than receipt of the Stockholder Approval, which is nonwaivable, may be waived by prior written consent of the Company and the Holders (e-mail between legal counsel to the Company and legal counsel to the Holders being sufficient)):

(i)	No Injunctions. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the Transactions shall be in effect.

(ii)

Effectiveness of Second Lien Notes Indenture. The Second Lien Notes Indenture shall be in effect and the Company shall have issued at least $50.0 million of Second Lien Notes pursuant to the Second Lien Notes Indenture.

(iii)	Stockholder Approval. The Stockholder Approval shall have been obtained.

(iv)

Consent to Proposed Amendments. The Company shall have received consents from the Holders (as defined in the Old Notes Indenture) of a majority in principal amount of the Old Notes outstanding to amend the Old Notes Indenture (the “Requisite Consents”) in order to remove substantially all covenants and events of default in the Old Notes Indenture and release the guarantees provided by the guarantors party thereto (collectively, the “Proposed Amendments”) and shall have entered into a supplemental indenture to the Old Notes Indenture to give effect to the Proposed Amendments and to permit the purchase of the Second Lien Notes by the Holders and the Exchange of the Old Notes for the Second Lien Notes; provided, that, if the Company shall not have received the Requisite Consents for the Proposed Amendments to be effective prior to the Closing, each Holder shall (A) deliver to DTC or its nominee, or cause its DTC participant to deliver to DTC or its nominee, through DTC’s “Demand and Dissent” procedures, a consent to the Proposed Amendments with respect to all Old Notes beneficially owned by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor), provided, that, if the Old Notes Trustee or DTC instructs that such consent to the Proposed Amendments be delivered or made through another reasonable procedure, such Holder shall deliver or cause to be delivered such consent through any such other procedure in accordance with the instructions provided by the Old Notes Trustee or DTC, as applicable; and (B) deliver or cause to be delivered to the Company executed copies of such consents, in each case simultaneously with the Closing if, and only if, following such delivery of consents by the Holders, the Company will have received the Requisite Consents.

Section 4.2         Conditions to the Holders’ Obligation to Consummate the Transactions. The obligation of the Holders to consummate the Transactions is subject to the fulfillment of the following conditions (any or all of which may be waived by prior written consent of the Holders (e-mail from legal counsel to the Holders to legal counsel to the Company being sufficient)):

(i)

Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except to the extent any such representation and warranty is qualified by materiality or reference to material adverse effect, in which case such representation and warranty shall be true and correct in all respects, on the Closing Date, with the same effect as if made on such date.

(ii)

Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

(iii)

Documents. The Second Lien Notes Supplemental Indenture and all documents and instruments incident to the issuance of Second Lien Notes to the Holders as contemplated under this Agreement (the “Transaction Documents”) shall be reasonably satisfactory to the Holders, and legal counsel for the Holders shall have received all such counterpart originals or certified or other copies of such documents as the Holders may reasonably request.

(iv)

DTC Eligibility and CUSIP. The Second Lien Notes will be eligible for delivery through the facilities of DTC and will be issued under the same CUSIP as any Second Lien Notes issued to the Backstop Parties and other beneficial owners of the Old Notes pursuant to the Lender Exchange Agreement.

(v)

Fees and Expenses. Prior to or at the Closing, the Company shall have paid for all reasonable and documented fees and expenses, including attorney’s fees, of any Holder incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents subject to a cap of $150,000 (the “Expense Reimbursement”).

Section 4.3         Conditions to the Company’s Obligation to Consummate the Transactions. The obligation of the Company to consummate the Transactions, is subject to the fulfillment of the following conditions (any or all of which may be waived by prior written consent of the Company (e-mail from legal counsel to the Company to legal counsel to the Holders being sufficient)):

(i)

Representations and Warranties. Each of the representations and warranties of the Holders set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except to the extent any such representation and warranty is qualified by materiality or reference to material adverse effect, in which case such representation and warranty shall be true and correct in all respects, on the Closing Date, with the same effect as if made on such date.

(ii)

Performance; No Default. The Holders shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Holders prior to or at the Closing.

(iii)

Documents. All Transaction Documents shall be reasonably satisfactory to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

Article VI: Miscellaneous

Section 6.1         Entire Agreement. This Agreement and any documents and agreements executed in connection with the Transactions embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 6.2         Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 6.3         Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. No party shall assign this Agreement or any rights or obligations hereunder or, in the case of each Holder, any of the Old Notes held by each Holder, without the prior written consent of the Company (in the case of assignment by a Holder) or the applicable Holder (in the case of assignment by the Company), provided that nothing herein shall prohibit an assignment by a Holder of its Old Notes or of its rights and obligations hereunder to an affiliate of such Holder so long as such affiliate agrees to be bound by the terms and conditions set forth in this Agreement by execution of a joinder agreement in form and substance reasonably satisfactory to the Company.

Section 6.4         Further Assurances. The parties hereto each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, including giving any further assurances, as any party may reasonably request in connection with the Transactions contemplated by and in this Agreement. In addition, subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective the Transactions contemplated hereby, including the obtaining of all necessary, proper or advisable consents, approvals or waivers from third parties and the execution and delivery of any additional instruments reasonably necessary, proper or advisable to consummate the Transactions contemplated hereby.

Section 6.5         Waiver; Amendment; Termination. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto; provided that this Agreement shall automatically terminate if the Transactions shall not have been consummated prior to March 31, 2025 unless otherwise agreed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any non-compliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such non-compliance or breach.

Section 6.6         Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally (including when sent by e-mail); or (ii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company: ModivCare Inc. 6900 Layton Avenue, Suite 1200 Denver, Colorado 80237 Telephone: #### Attention: Heath Sampson E-mail: ####
Copies to: Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: #### Facsimile: #### Attention: Sophia Hudson P.C.; Zoey Hitzert E-mail: ####
If to the Holders: As set forth on each Holder’s signature page hereto
Copies to: Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 Attn: William Regner, Benjamin Pedersen Email: ####

Section 6.7         Jurisdiction; Governing Law; Waiver of Jury Trial. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law provision or rule (whether of the state of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the state of New York. Each of the Company and the Holders hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper. Each of the Company and the Holders hereby irrevocably waive personal service of process and consent to process being served in any such suit, action, or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 6.8         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or any standard form of telecommunication or e-mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.9         Mutual Release. To induce the other parties hereto to enter into this Agreement and for other good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the date hereof, each party hereto acknowledges and agrees as follows, which agreement shall bind all parties hereto effective as of the Closing:

(i)

(x) Each Holder, on behalf of itself and its respective Related Persons (the “Holder Releasors”), hereby releases and forever discharges the Company and its Related Persons (hereinafter, all of the above released parties in this clause (x) collectively referred to as the “Company Releasees”) and (y) the Company, on its behalf and on behalf of its Related Persons (the “Company Releasors,” and together with the Holder Releasors, the “Releasors”), hereby releases and forever discharges each Holder and their respective Related Persons (hereinafter, all of the above released parties in this clause (y) collectively referred to as the “Holder Releasees,” and together with the Company Releasees, the “Releasees”), in the case of each of clauses (x) and (y), to the fullest extent provided by applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority (as defined herein) charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (collectively, “Laws”) from any and all claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, suits, controversies, actions and causes of action (collectively, the “Losses”) of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the Closing, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted and including any rights to indemnity or contribution and any derivative claims (collectively, “Claims”), that such Holder Releasor or Company Releasor, as applicable, could have asserted, did assert or may be able to assert against any of the Company Releasees or Holder Releasees, as applicable, that are based, in whole or in part, on any act, omission, error, negligence, breach of contract, tort, violation of law, transaction, event, occurrence or facts or circumstances occurring, taking place, being omitted, existing or otherwise arising on or prior to the Closing in any way relating to the Old Notes, the Old Notes Indenture, the Proposed Amendments, the Transactions, the Second Lien Notes Indenture, the Second Lien Notes Supplemental Indenture, or any contract, instrument, release or other agreement or document created or entered into in connection therewith, including any breach, default or failure to comply with any such agreement or document or any allegation of the same (collectively, the “Released Claims”); provided, that nothing in this Section 6.9 shall release or relieve any person from, and the term “Released Claim” shall not be construed to include, (a) any liability for fraud, bad faith, breach of fiduciary duty, gross negligence or willful misconduct by such person, (b) any Claims arising under this Agreement or the other Transaction Documents after the Closing, (c) any rights or Claim to (x) indemnification, expense reimbursement, or advancement (related to rights to indemnification) in or under the articles of association, charters, bylaws, and other similar governance documents and agreements of any Company Releasor, and (y) insurance policies for the benefit of any Company Releasor or any current or former director, manager, or officer of a Company Releasor, or (d) with respect to Blackwell and its Related Persons, any Claims other than those related to instruments or investments held subject to the IMA. To the extent any Holder exchanges any Old Notes in a subsequent exchange or otherwise is issued securities or indebtedness in exchange for any Old Notes, the applicable documentation for such exchange shall include a release by each exchanging Holder on substantially the same terms as those contained in this Section 6.9 granting each of the Releasees the releases provided in this Section 6.9. As used in this Section 6.9, “Related Persons” means, with respect to any Person (as defined in the Old Notes Indenture), each Affiliate (as defined in the Old Notes Indenture) of such Person, all funds managed or advised by it or by its Affiliates, and each of the successors, assigns, partners, managers, directors, officers, members, shareholders, unitholders, equityholders (regardless of whether such interests are held directly or indirectly), limited partners, general partners, investment committee members, managing members, principals, employees, agents, trustees, representatives, attorneys, accountants and each insurance, environmental, legal, investment, financial and other advisors and other consultants, agents and sub-advisors of or to such Person and of or to such Person’s Affiliates.

(ii)

The Company, on its behalf and on behalf of the other Company Releasors, on the one hand, and each Holder, on its behalf and on behalf of its respective Holder Releasors, on the other hand, hereby expressly agrees that the release contemplated by this Section 6.9 extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(iii)

Each Releasor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such party the right not to release existing claims of which such party is not aware, unless such party voluntarily chooses to waive this right. Having been so apprised, the Company, on its behalf and on behalf of the other Company Releasors, and each Holder, on its behalf and on behalf of its respective Holder Releasors, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, foreseen or unforeseen, arising out of or related to the Released Claims. The Company, on its behalf and on behalf of the other Company Releasors, and each Holder, on its behalf and on behalf of its respective Holder Releasors, acknowledge and agree that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, the other parties would not have agreed to the terms of this Agreement. The Company, on its behalf and on behalf of other Company Releasors, and each Holder, on its behalf and on behalf of its respective Holder Releasors, hereby acknowledges that it may hereafter discover facts and legal theories concerning such other parties or the subject matter hereof in addition to or different from those which it now believes to be true. Each such Releasor understands and hereby agrees that the release set forth in this Section 6.9 shall remain effective in all respects with respect to the Released Claims notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Such Releasor, on its behalf and on behalf of its Related Persons, assumes the risk of any mistake or ignorance of fact or applicable Law with regard to any Released Claim.

(iv)

The Company, on its behalf and on behalf of the other Company Releasors, and each Holder, on its behalf and on behalf of its respective Holder Releasors, covenants and agrees that, after the date hereof, such Releasor will not, and will cause each of it respective Affiliates not to, individually or with any other person or entity, directly or indirectly, file or commence any charge, lawsuit, complaint or proceeding (a “Proceeding”) with any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank) (each, a “Governmental Authority”) with respect to any Released Claim, and notwithstanding the foregoing, if any such Proceeding is so commenced, then the Releasor commencing such Proceeding (or whose Affiliate commences such Proceeding) shall immediately cause it to be dismissed, and the Releasee or other released person or entity subject thereto shall have the right to be reimbursed by the party that commenced such Proceeding (or whose affiliate commenced such Proceeding) for all reasonable fees, costs and expenses incurred in connection therewith, without limitation of any other rights and remedies.

(v)

In the event that any Releasor, third party, estate, trustee, debtor-in-possession, creditor, estate, creditors’ committee, or any other Person obtains any recovery (including, without limitation, any liens) in respect of any Released Claim (or any other Claim that would have been a Released Claim under this Agreement if the party bringing such Claim were a Releasor under this Agreement against a Releasee, including any avoidance, preference, strong arm, or claw back action subsequently arising by operation of an insolvency or creditor rights law, that would have been a Released Claim if the Person bringing such claim or cause of action were party to the Old Notes Indenture or Second Lien Notes Indenture), each Releasor, on its behalf and on behalf of its Related Persons, agrees that it shall not recover any funds, property, or other value received, awarded, or arising from settlement, judgment, or other resolution of such actual or threatened claim or cause of action, and shall assign any such recoveries exclusively to, and hold them in trust exclusively for, such applicable Releasee. For purposes of this Section 6.9, any reference to any Releasor shall mean and include, as applicable, such Releasor’s successors and assigns, including, without limitation, any estate, receiver, trustee, debtor-in-possession, or other Person.

(vi)

Each Releasor understands, acknowledges and agrees that, after the date hereof, the releases set forth above may be pleaded as a full and complete defense to any Released Claim and may be used as a basis for an injunction against any action, suit or other proceeding without any need to post a bond or other indemnity which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Releasor further agrees that no fact, event, circumstance, evidence or transaction which could not be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the releases set forth in this Section 6.9, and agrees that it shall turn over and return or cause to be turned over and returned any recovery it receives in respect of a Released Claim (without creating any recourse, contribution, subrogation or similar claim, each of which is hereby waived). The releases of the Releasors set forth in this Section 6.9 are final releases, effective as of the date hereof, even if there may exist a mistake on the part of any Releasor as to the extent and nature of the Released Claims of any such Releasor against any other party. Each of the Releasors acknowledges that it has access to adequate information regarding the terms hereof, and the scope and effect of the releases contained in this Section 6.9, to make an informed and knowledgeable decision with regard to entering into this Agreement. Each Releasor agrees and acknowledges that, except as expressly set forth in this Agreement, no other party (or any Related Person of any other party), in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, non-existence, validity or invalidity of any Released Claim). Notwithstanding the foregoing, nothing contained in this Agreement is intended to impair or otherwise derogate from any of the other representations or warranties expressly set forth in this Agreement or any other document related to the Old Notes Indenture or the Second Lien Notes Indenture or limit or otherwise excuse any obligation of any Person under the Old Notes Indenture or the Second Lien Notes Indenture or any of the other documents executed in connection therewith or any of the rights of the agents, trustees, lenders or noteholders, as applicable, under such documents. Subject to the terms and conditions set forth in this Agreement, each Releasor hereby warrants, covenants and agrees (on behalf of itself and its Related Persons) that, from and after the date hereof, it will not sue or otherwise commence, maintain, prosecute, encourage or otherwise support any Proceeding against any of the other parties’ respective Releasees with respect to any Released Claim in any administrative or judicial forum of any jurisdiction. Each Releasor also agrees not to give notice of or file any complaint against any of the other parties’ Releasees with any Governmental Authority or non-Governmental Authority, based on, or which involves, any Released Claim.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

Coliseum Capital Partners, L.P.

By: Coliseum Capital, LLC, its general partner

By: /s/ Christopher Shackleton

Name: Christopher Shackelton

Title: Manager

Blackwell Partners LLC – Series A

By: Coliseum Capital Management, LLC, its Attorney-in-Fact

By: /s/ Christopher Shackleton

Name: Christopher Shackelton

Title: Managing Partner

MODIVCARE INC. By: /s/ L. Heath Sampson Name: L. Heath Sampson Title: President and Chief Executive Officer

[Signature Page to Exchange Agreement — Company]

EXHIBIT A

Purchase

Holder Name, Address, Email, Phone Number and DTC Participant Information	DTC Participant Information	Principal Amount of Second Lien Notes to be Issued	Purchase Price
Address: Phone Number: Email:	DTC Participant Name: DTC Participant Number: DTC Participant Contacts:	$	$

7

EXHIBIT B

Exchange

Holder Name, Address, Email, and Phone Number and DTC Participant Information	DTC Participant Information	Principal Amount of Old Notes to be Exchanged for Exchange Consideration	Principal Amount of Second Lien Notes to be Issued as Exchange Consideration for Old Notes
Address: Phone Number: Email:	DTC Participant Name: DTC Participant Number: DTC Participant Contacts:	$	$

8